Exhibit 99.1

STORE Capital Announces Planned Retirement of

Chief Financial Officer Catherine Long; Commences Search for Successor

SCOTTSDALE, Ariz., February 25, 2021 -- STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced that its Chief Financial Officer, Catherine Long, plans to retire in the Fall of 2021. The Company has engaged the executive search firm Russell Reynolds to conduct a search to identify candidates for her successor. Ms. Long, who is one of STORE Capital’s co-founders and has served as its CFO since the Company’s inception in 2011, will continue to serve as CFO until her successor is appointed and onboarded.

“Cathy co-founded STORE ten years ago and her professionalism and high standards have been integral to our success since the beginning. She leaves STORE on a high note and with a legacy that will carry on for many years through a deeply talented accounting team that she built, systems that she has positively impacted and the strongest balance sheet in STORE’s history,” said Christopher Volk, Chief Executive Officer. “Her departure especially resonates with me, since we have worked together collaboratively for more than thirty years across three successful publicly-traded net lease companies. Over that timeframe, Cathy has drawn well-deserved recognition and accolades for her work. I could not have personally hoped to work with a finer leader or one that set a higher example for others to follow. On behalf of our collective leadership team and Board of Directors, we will greatly miss her presence and wish her all the best.”

“It has been an absolute pleasure to work side-by-side with someone so talented and respected by the industry as Cathy and I would like to add my most sincere best wishes for her future retirement,” commented Mary Fedewa, President and Chief Operating Officer.

“It has been an honor and a privilege to work alongside our talented team at STORE Capital for many years and I am proud of what we have accomplished together,” said Ms. Long. “While I am looking forward to retirement, I am fully committed to a successful transition and will continue in my role until a successor is appointed and onboarded. I want to thank our management team, our Board and all my colleagues for their support and partnership. After a long and fulfilling career, I know that following this transition, I will leave STORE in excellent hands for the next chapter of growth and success.”

Prior to co-founding STORE Capital, Ms. Long was CFO, Senior Vice President and Treasurer of Spirit Finance Corporation from 2003 to February 2010. Previously, she served in various capacities with Franchise Finance Corporation of America and its successor, GE Capital Franchise Finance. Prior to her employment with FFCA, Ms. Long was a senior manager specializing in the real estate industry with the international public accounting firm of Arthur Andersen in Phoenix, Arizona. She was named CFO of the Year in 2008 by the Arizona chapter of Financial Executives International. Ms. Long serves as an independent Board member and Audit Committee member of Oaktree Real Estate Income Trust, Inc.

STORE Capital Corporation

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in more than 2,600 property locations across the United States, substantially all of which are profit centers. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Contacts:

Financial Profiles, Inc.

STORECapital@finprofiles.com

Investors or Media:

Moira Conlon, 310-622-8220

Lisa Mueller, 310-622-8231

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